UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

Date of Report (Date of Earliest Event Reported): 03-10-2005

Commission file number 0-31369

ONECAP

(Exact name of small business issuer as specified in its charter)

                   Nevada                                                               88-0429535

(State or jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

5440 West Sahara Avenue 3rd Floor

Las Vegas, Nevada 89146

(Address of principal executive offices)

(702) 948-8800

(Issuer's telephone number)

Item 2.03 Creation of a Direct Financial Obligation.

The registrant recently consummated the acquisition of approximately 50% of the equity ownership interest of a certain limited liability company organized pursuant to the laws of the State of Nevada (referred to herein as GHC, LLC).  The aggregate purchase price for this acquisition is the sum of $26,000,000.00. The remainder equity members of this limited liability company (not otherwise affiliated with the Registrant) likewise contributed the sum of $26,000,000.  In conjunction with the Registrant's acquisition, this 50% interest, GHC, LLC purchased approximately 1,500 acres of undeveloped land and 6,750 acre-feet of water, in Clark County, Nevada for an aggregate purchase price of approximately $52,000,000.00.

The Registrant structured this transaction through the formation of another limited liability company organized pursuant to the Laws of the State of Nevada (referred to herein as OneCap GM, LLC).  The Registrant owns approximately 99% of the equity ownership interest in OneCap GM, LLC.  The Registrant borrowed the proceeds used to purchase the 50% stake in GHC, LLC.  The Registrant likewise executed a guaranty in favor of the lender(s) with respect to this debt obligation.  The relevant terms and substantive conditions related to the loan and guaranty are summarized below.

The Loan.

The principal sum borrowed is $26,000,000 payable together with interest thereon from the date of close, at the rate of fifteen (15.00%) percent per annum.  Payments shall be made as follows: (1) interest adjustment to be paid from the date of close to April 1, 2005; and (2) interest only payments shall be paid monthly beginning on May 1, 2005 and continuing until May 1, 2007 (the Maturity Date) at which time the entire unpaid principal balance, together with interest owing thereon shall be due.  The Maturity Date may be extended automatically for two (2) six-month periods contingent upon all payments being made prior to the expiration of the grace period.

All payments received will be applied first, to the interest owing, then to the principal balance outstanding.  The debt may be paid in full or in part, without premium or penalty, at any time prior to the Maturity Date.

Should any default occur, the whole sum of principal and interest shall without notice, immediately become due at the option of the lender(s).

If default occurs, interest shall be payable on the whole of the sum outstanding at the rate of Four Percent (4.00%) per annum in excess of the interest rate stated above for the duration of such event of default, whether or not the lender(s) exercise the option to accelerate the maturity of the debt and declare the entire unpaid principal indebtedness due and payable.  The debt is secured by and is due on sale, transfer or encumbrance of the partnership interest securing the land project.

The Guaranty

The Registrant unconditionally guarantees payment in full of the subject debt in the principal amount of Twenty Six Million Dollars ($26,000,000) and the full and faithful performance of borrower of all the terms, covenants and conditions of the debt or any instrument or agreement given to secure payment thereof.

Lender(s) may, without notice to or the consent of guarantor, at any time and from time to time (a) agree with borrower to amend any provision of the debt or any security instrument, including any change in the interest rate therein or any change in the time or manner of payment thereunder, (b) make any agreement with borrower for the extension, payment, compounding, compromise, discharge or release of any provision of the debt or any security instrument or for any modification of the terms thereof, (c) release any other guarantor or any of the persons designated as guarantor of any of borrower's obligations, and (d) release, modify or accept any security for any obligation and/or this guaranty and the guarantees herein by guarantor shall not be impaired or affected by any of the foregoing.

The Registrant agrees to indemnify lender against any and all liability, loss, costs, charges, penalties, obligations, expenses, attorney's fees, litigation, judgments, damages, claims and demands of any kind whatsoever in connection with, arising out of or by reason of the assertion by borrower of any defense to its obligations under the debt or any security instrument other than a valid defense of full performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 15, 2005

ONECAP

(Registrant)

By: /s/ Vincent W. Hesser

Vincent W. Hesser

President and Chief Executive Officer